IRONSIDES PARTNERS LLC

December 28, 2018

Emergent Capital, Inc.
5355 Town Center Road, Suite 701
Boca Raton, FL 33486

Ladies and Gentlemen:

Reference is made to following securities of Emergent Capital, Inc. (the “Company”): (i) the 8.5% Senior Secured Notes (the “Senior Notes”), (ii) the 8.5% Senior Unsecured Convertible Notes due 2019 (the “2019 Convertible Notes”), and (iii) 5.0% Senior Unsecured Convertible Notes due 2023 (the “2023 Convertible Notes”).

Ironsides Partners LLC (“Ironsides”), on behalf of funds and/or clients that it manages, hereby confirms it, or its affiliate(s) and/or designee(s), will:

1.Invest, pursuant a subscription agreement in form and substance acceptable to Ironsides and the Company (the “Subscription Agreement”), up to $2.0 million principal amount of Additional Notes (as defined in that certain Amended and Restated Indenture dated as of July 28, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Notes Indenture”) and such investment, the “Investment”) for a purchase price of $750 per each $1,000 principal amount of Additional Notes being sold (the “Purchase Price”) no later than January 31, 2019 (the “Outside Date”), upon written demand by the Company, which demand shall (x) be made no later than five (5) business days before January 31, 2019 and (y) specify the principal amount of the Investment and the Purchase Price.

2.Subject to compliance with all applicable laws, including securities laws, and internal investment guidelines applicable to Ironsides and the funds and/or clients managed by it, attempt to purchase from current holder(s), on the open market or in privately negotiated transactions on terms acceptable to Ironsides in its sole and absolute discretion, the outstanding 2019 Convertible Notes; provided that if any such purchase(s) occur, Ironsides and/or its designee(s) holding such 2019 Convertible Notes will consent to amend the 2019 Convertible Notes (x) to extend the maturity date of the 2019 Convertible Notes to match the maturity date of the 2023 Convertible Notes and (y) to allow for payment in kind (“PIK”) of interest on the 2019 Convertible Notes pursuant to substantially the same PIK mechanism as applies to the Additional Notes and to elect to accept PIK interest payments.

The commitments set forth herein are subject to the following conditions precedent:

1.No Default or Event of Default (as defined in the Senior Notes Indenture) shall have occurred and be continuing under the Senior Notes Indenture (excluding any Default or Event of Default that may arise as a result of the filing of a petition in bankruptcy by Lamington Road Designated Activity Company f/k/a Lamington Road Limited, White Eagle General Partner, LLC, and/or White Eagle Asset Portfolio LP).

100 Summer Street, Suite 2705 · Boston, MA 02110 · P 617.449.3125 · F 617.348.4146 rknapp@ironsidespartners.com

2.No Material Adverse Effect (as defined in the Senior Notes Indenture) shall have occurred on or after the date hereof and shall be continuing as of the earlier of (a) the Outside Date and (b) immediately prior to the issuance of the Additional Notes pursuant to the Subscription Agreement.

3.No action, suit, investigation, litigation or proceeding shall be pending or, to the knowledge of the Company, threatened in writing that could reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or impose materially adverse conditions on the transactions contemplated herein and/or the transactions contemplated by the Subscription Agreement (excluding any suit filed by the Company against Beal Bank and/or its affiliates).

4.All fees and other amounts due and payable to Ironsides in connection with this letter agreement and the Subscription Agreement and the transactions contemplated hereby and thereby and including reimbursement or payment of all out-of-pocket expenses shall be paid, by the Company.

5.The Company shall not have (a) commenced a voluntary case filed under title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., (b) consented to the entry of an order for relief against it in an involuntary case or otherwise had an order for relief entered against it in an involuntary case, (c) consented to the appointment of a custodian of it or for any substantial part of its property; or (d) made a general assignment for the benefit of its creditors or taken any comparable action under any foreign laws relating to insolvency.

Ironsides shall not be required to purchase the Additional Notes, if at any time following the date hereof (i) the foregoing conditions have not been satisfied prior to the Outside Date or (ii) the Company has notified Ironsides in writing that it no longer intends to proceed with the issuance of the Additional Notes contemplated by this letter agreement prior to the Outside Date. In addition, this letter agreement, and the commitment contained herein, shall terminate automatically upon the issuance of the Additional Notes.

This letter is for the sole benefit of the Company. A copy of this letter is being provided to Evermore Global Advisors, LLC.

[signature page follows]

Very truly yours,

__/s/ Robert Knapp_____
Name: Robert Knapp
Title: President & CIO

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE: EMERGENT CAPITAL, INC.

By:	/s/ Pat Curry
	Name:	Pat Curry
	Title:	CEO